Exhibit 10.13

Lease Agreement(1)

For part of Lot number 5:126 in Lohja town in the village of Muijala and for the industrial building located on the lot.

1                     Under this agreement and according to the terms of this agreement, Juhani Leijamaa leases part of industrial lot number 5:126, which he owns, located in the town of Lohja in the village of Muijala and the industrial building located on the lot at address Sorronrinne 9.

The surface area of the factory hall is about 1350 m2. The tenant has the right to use without any extra payment the parking area located on the lot and the area on the yard which is surrounded by fence and the gates.

monthly rent 27,606.00 (FIM) Finnish Marks per month

2                     Lease term starts on 1 July 2000 and is 120 months long. The lease term will then continue for one year at a time unless the contract is terminated by either party at least three months before the expiration of the contract period. The lease is fixed for two years and then the tenant has the right to terminate the lease with a notice of three months, however, with the first notice of termination on 1 July 2002. If the tenant terminates the lease prior to 30 June 2002, the tenant is obliged to pay 24-month rent as a penalty in addition to the rents already paid until then.

If the tenant terminates the lease after 30 June 2002, the tenant is liable to pay damages for the early termination of the lease. The amount of compensation for the period 30 June 2002 to 30 June 2003 is 120,000 FIM. The compensation is reduced annually by 15,000 FIM starting from 1 July 2004. In addition to the above liabilities, the tenant is liable to pay 3-month notice period rent.

After the written notice for termination is given, the landlord has the right to show the lot and the building starting from the date of notice.

3                     The rent is tied to the Finnish cost of living index. The base index to be used is the May 2000 cost of living index. The rent is first checked for the rental period beginning on July 1, 2001.

If the cost of living index has increased the landlord will inform in writing the tenant latest by the end of June 2001 what is the new rent starting from 1 July 2001. Possible decrease in the cost of living index does not affect the rent.

(1)  NOTE: The final document is in Finnish and does not include the English language.  This document constitutes a fair and accurate English translation of the foreign language document.

4                     The rent is paid monthly in advance so that the monthly rent is paid latest on the 3rd day of each month to the landlord’s bank account XXXYYY.

The tenant pays a two-month rent as a security deposit. The security deposit shall be paid before 1 July 2000.

5                     The tenant is entitled, at its own expense, to carry out internal alterations in the property which are necessary for the tenant to conduct its business. But before these alterations the tenant shall obtain all the needed permits from all necessary authorities, with the assistance of the landlord, and has to make sure that the changes do not reduce the value of the property.

All the HVAC modifications and structural modifications which do not require a construction permit procedure and which differ materially from the original condition of the building need to be returned to the original condition if the landlord so desired when the lease term ends. This applies for example to the changes that have been done for the non-load-bearing partition wall structures.

6                     At the end of the lease agreement, the tenant has the right to remove equipment related to its own process and other equipment which were purchased at the tenant’s expense (for example air compressor, surveillance cameras, etc.). After removal of the equipment, the tenants shall return the space to its original condition.

7                     The tenant shall pay all utility costs of the of the rented premises such as electricity, heating, water and waste removal as well as operation and maintenance of HVAC equipment. In addition to this the tenant shall pay for other expenses related to the use and operation of the premises, such as snow removal, winter sanding and maintenance of the premises in neat, sanitary and clean condition free of trash and debris, so that the lack of taking care of these responsibilities does not cause damage to the users of the property and / or damage to the property itself. The tenant shall also insure its own property. However, the landlord is responsible for the costs of the property insurance and the property tax.

The tenant is also responsible at its own cost for maintenance of the leased property so that any damages and breakages to the property and/or equipment that are caused by the tenant using the property will be repaired immediately.

The landlord takes care of the basic structural maintenance costs of the property.

8                     In order to determine the condition of the property, an annually review of the real estate shall be held between the parties.

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9                    The initial term of this lease and rental payment shall begin on 1 July 2000. The tenant shall get the possession of the premises on 1 July 2000.

10              If the landlord wishes to sell the leased property, he must first offer it to the tenant for the same price and under the same conditions than a third party has offered to pay for the property. The landlord shall show the tenant a written third party offer for evidence of such an offer. The tenant is entitled within 30 days after receiving a written redemption notice to redeem the property with the above terms.

This lease agreement does not include following equipment and structures:

• Electrically operated lift doors
• Automatic fire and smoke alarm and burglary alarm systems
• HVAC equipment

This equipment can be used by the tenant if the tenant takes care of its operating costs and maintenance and servicing,

We accept this agreement and commit to meeting the terms of this agreement.

This lease agreement has been signed in two identical copies, one for each party,

In Lohja, April 7, 2000

Landlord	Tenant

/s/ Juhani Leijamaa	/s/ Markku Rajala
Juhani Leijamaa	Markku Rajala

In witness of

/s/ Suppo Lindisor
Suppo Lindisor
17A, LOHJA
019-323944

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Suoniementaival 141	21 March 2016
08350 LOHJA

nLight Corporation
Heikki Ihalainen

LEASE CONTRACT EXTENSION(1)

Landlord	Juhani Leijamaa

Tenant	nLight Corporation ( Liekki Oy )

Property	In the town of Lohja, in Immula village Industrial lot called Niitti, Lot number 5:126 and an industrial building located on this lot.

Subject	We will continue the lease agreement of the above defined property which ends 1 July 2016 using the following terms:

lease term 72 months, which is divided into two 36-month periods monthly rent is for the next 72 months (starting from 1 April 2016) 5400.00 €, if the lease shall be terminated earliest on 1 April 2022.

If the lease shall be terminated 1 April 2019, the tenant shall pay in addition to the last month payment a rent increase based on the Finnish standard of living cost index back dated starting from 1 July 2016. The base index to be used as a comparison for the rent increase is 1724 which is the index value in 1 July 2009.

Other terms and conditions of the original lease contract signed on 7 April 2000 shall prevail.

In Lohja, 21 March 2016

/s/ Juhani Leijamaa
Vuokranantaja
Juhani Leijamaa

	/s/ Heikki Ihalainen	/s/ Simo Karrinen
	nLight Corporation	nLight Corporation
	Heikki Ihalainen	Simo Karrinen

(1)  NOTE: The final document is in Finnish and does not include the English language.  This document constitutes a fair and accurate English translation of the foreign language document.